                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section 240.14a-12

                        Suburban Lodges of America, Inc.
       ------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               Raymond A.D. French
                                 Paul R. Coulson
                        Sharwell Securities Trading Ltd.
                                Kappa Alpha Ltd.
                          Hibernian Investment Managers
                        Yeoman International Holdings S.A
       ------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    -------------------------------------------------------------------------

The following is a press release issued by Raymond A.D. French on May 11, 2001.

SUBURBAN LODGES BOARD CANDIDATES CALL FOR MORE DISCLOSURE REGARDING HOTELTOOLS' LOSSES


        NEW YORK, NEW YORK (May 11, 2001)--Ray French and Paul Coulson, who are waging a proxy contest for election to the board of Suburban Lodges of America, Inc. (NASDAQ.SLAM) said today that they had serious questions about the limited disclosures that have been made regarding the Company's expenditures on the HotelTools internet start-up.

        At the outset of the HotelTools investment, the current board and management of Suburban Lodges elected to structure the Company's investment in the Internet startup as a loan-plus-warrant rather than as a 100%-owned subsidiary. This structure resulted in an accounting treatment under which the significant losses generated by HotelTools have not appeared on the Suburban Lodges income statement. However, HotelTools funding requirements are met entirely by Suburban Lodges, and Suburban Lodges holds a warrant which if exercised (for a nominal amount) would give the Company ownership of between 99-100% of HotelTools' equity, before the exercise of employee stock options. Further, this accounting treatment has also greatly reduced the public disclosures Suburban Lodges is required to make regarding its dealings with relating to how the $10,192,000 loaned to HotelTools has been spent. As disclosed only recently by the Company, five senior executives of Suburban Lodges, including Mr. Krischer (the Company's CEO), have personally been issued a total of 450,000 options in HotelTools.

        According to Mr. Krischer in a recent shareholder conference call, HotelTools incurred approximately $8,000,000 in losses in 2000. Since Suburban Lodges' year 2000 pre-tax Income was $8,483,000, virtually all of the Company's Net Income would have been wiped out if the Company had been consolidated with HotelTools. So, while management's choice of how to structure the HotelTools investment may have made the Company's earnings look better, it did not change two hard facts: 1) HotelTools did, in fact, lose approximately $8,000,000 in 2000, and 2) Suburban Lodges funds all of these losses and its shareholders alone would bear the full brunt of a failure at HotelTools. "No investment structure or accounting treatment that we are familiar with changes this reality," said Mr. French.

        In addition, according to Mr. French, his attorneys have received a letter from the accounting firm, BDO Seidman, LLP (which is attached to this press release) that raises questions as to whether the Company's accounting treatment of HotelTools is correct even under the loan-plus-warrant structure. According to the accounting firm, the Company could be required to write off its loans to HotelTools if the repayment of the loans is dependent on successful research and development and marketing of the HotelTools software and to the extent that the loans exceed the present value of the future HotelTools cash flow.

        "Based on what we know about HotelTools," Mr. French said, "Suburban Lodges could well be required to write off its loans to HotelTools if these criteria are applied."

Mr. French said that the BDO Seidman letter also stated that the Company's possession of a warrant to acquire over 99% of HotelTool's outstanding stock at nominal cost may suggest that HotelTools needs to be consolidated with Suburban Lodges.

         "As non-management shareholders in Suburban Lodges, with little access to information on HotelTools' operations and financial results, we are disturbed by BDO Seidman'sletter. In tune with their policy of providing minimal detailed information to shareholders on HotelTools, management has refused to meet with the accounting firm to answer the questions they have raised about this accounting treatment," he added.

        "Why shouldn't HotelTools be consolidated with Suburban Lodges if Suburban Lodges has a nominally priced warrant to acquire virtually all of HotelTools' equity and is its sole source of funding? Clearly their current structure and accounting treatment makes the earnings look significantly better than it would if the Company had elected a more conventional all-equity structure and consolidated HotelTools, but unfortunately it doesn't eliminate the disturbing HotelTools reality that lies behind the Suburban Lodges accounting figures," Mr. French said. He called upon management to give their reasons for structuring the Company's investment in HotelTools as a loan-plus-warrant rather than as straight equity ownership. "I have yet to hear a persuasive non-accounting reason for structuring he investment the way management did ."

        Ray French can be contacted at (212) 582-0900 or (516) 924-1176. Or you can contact our proxy solicitors, Mackenzie Partners, at (212) 929-5239 (attention: Larry Dennedy).

                          [BDO Seidman, LLP Letterhead]
                               [Atlanta, Georgia]

May 7, 2001

Leonard Chazen, Esq.
Covington & Burling
1330 Avenue of the Americas
New York, NY 10019

Dear Mr. Chazen:

        You have asked us to read certain available public information about Suburban Lodges of America, Inc. ("Suburban") on behalf of your clients, Raymond A.D. French and entities he advises, who have investments in Suburban. The information we read was Suburban's Form 10-K for the year ended December 31, 2000 and the proxy statement dated April 10, 2001. In particular, you asked us to focus on accounting considerations relative to the relationship between Suburban and HotelTools, Inc. ("Tools"), a company whose sole shareholder is the former head of operations for Suburban. Since we were not able to review any legal documents or debt agreements between Suburban and Tools, our comments are limited by the public disclosures made by Suburban. Our comments in this letter do not represent an opinion regarding the appropriateness of accounting for transactions between Suburban and Tools.

OUR COMMENTS REGARDING THE ACCOUNTING FOLLOWED BY SUBURBAN

        Note 11 to Suburban's financial statements describes the relationship between Suburban and Tools. At December 31, 2000, Suburban was owed approximately $8.0 million under demand loans with an interest rate of 7%. The footnote further indicates that Suburban holds an option to acquire 20 million shares of Tool's stock at a nominal amount which would give Suburban ownership of approximately 99% of Tool's outstanding stock. This may suggest that Tools may need to be consolidated into the accounts of Suburban.

        Note 11 also indicates that Tools will not be able to make either principal or interest payments on these loans in 2001. The loans are accounted for on the cost recovery method and interest income is not recognized on these loans. This accounting method is acceptable under FASB 114 and 118 provided the present value of the cash flows available to service the loans is greater than the recorded balance of the loans. The implication from the footnote is that this is the case, but available information does not permit us to make an evaluation of this conclusion and the reasonableness of the 7% interest rate. If the present value of projected cash flows were less than the recorded loan balances, FAS 114 would require a loss to be recorded.

        To assess these two issues, we suggested writing management and the outside directors about these concerns and asking for the opportunity to have us, as your representative, review these analyses. We understand from you that Suburban refused to have this meeting. Our review would have encompassed an assessment of the propriety of Tools' expenditures which created the $8.0 million loans from Suburban. Our impression is that $8.0 million spent in one year to migrate an existing PC-based hotel management system to one that is web-based may be excessive. In addition, the Form 10-K suggests an additional $7.0 million will be needed for this project in 2001. Only an analysis of these costs would permit a proper assessment of their propriety. Likewise, we would have assessed the nature of the licensing agreement between Suburban and Tools, since amounts received by Suburban appear to be immaterial to the financial statements.

OTHER ACCOUNTING CONSIDERATIONS

        It appears that the company and its independent auditors concluded that FAS 68 (Research and Development Arrangements) did not apply. Not being able to review legal documents and the complete terms of Suburban's loan to Tools do not permit us to fully assess this relationship. However, paragraph 12 of FAS 68 indicates:

               "If repayment to the enterprise of any loan or advance by the enterprise to the other parties depends solely on the results of the research and development having future economic benefit, the loan or advance shall be accounted for as costs incurred by the enterprise."


        Since the Form 10-K indicates that Tools has no other source of funding, it may be that these expenditures should be recorded as expenses of Suburban. From an accounting standpoint, this arrangement would be referred to as a "contract to perform services." FASB's Emerging Issues Task Force opinion 99-16 and The Securities and Exchange Commission Staff Accounting Bulletin (SAB) 63, Topic 5-0, further support this concept. Also, as indicated previously, it may be more appropriate to consolidate Tools into Suburban's finanical results.

        Furthermore, in FASB 86 (Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed), paragraph 3 states "all costs incurred to establish the technological feasibility of a computer software product are research and development costs." Paragraph 4 of that opinion describes the circumstances when technological feasibility has been achieved. From the available information, we cannot assess the status of Tools' efforts. However, it appears that FAS 86 may be applicable in these circumstances.

        Should you have questions regarding the comments in this letter, please do not hesitate to contact us.

Very truly yours,

/s/ BDO Seidman, LLP